Form N-SAR,
Sub-Item 77Q1(g)


Nuveen Real Asset Income and Growth Fund

811-22658

On September 11, 2017 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Diversified Real Asset Income Fund were transferred to the Nuveen Real Asset Income and Growth Fund. The circumstances and details of the reorganization are contained in the SEC filing on Form N-14 8C/A on April
24, 2017, Accession No. 0001193125-17-134876.  In
addition, the Agreement and Plan of reorganization was filed as Exhibit 99.4 to the post-effective amendment filed on November 29, 2017, Accession No. 0001193125-17-
355190, all of which are herein incorporated by reference.